UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2023

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2023, Heron Therapeutics, Inc. (the “Company”) announced that its Board of Directors (the “Board”) appointed Ira Duarte as Chief Financial Officer, effective June 16, 2023 (the “Effective Date”).

Ms. Duarte, 54, joins the Company as Chief Financial Officer. She is an accomplished senior finance professional with more than 25 years of experience in a variety of finance, accounting and auditing leadership roles. From 2016 to 2023 Ms. Duarte served in financial leadership roles, most recently as Chief Financial Officer, at Veloxis Pharmaceuticals, Inc. (“Veloxis”), a fully integrated specialty pharmaceutical company focused on the global development and commercialization of medications utilized by organ transplant patients. Prior to Veloxis, Ms. Duarte served as the Corporate Controller at BioDelivery Sciences, Inc. from 2014 to 2016, and from 2009 to 2014 she served as Senior Director of Corporate Finance for Chiesi USA, Inc., and Director of Accounting and Financial Planning for Cornerstone Therapeutics, Inc., where she was a core member of the team that guided the sale of Cornerstone Therapeutics, Inc. to Chiesi Farmaceutici S.p.A. Ms. Duarte previously held various roles from Staff to Senior Manager at Ernst & Young Global Limited, where she was responsible for managing audits, Securities Exchange Commission filings, and initial public offerings services for clients. Ms. Duarte currently serves on the board of directors of TerrAscend Corp., a North American cannabis operator based in Mississauga, Canada, since December 2022. A Certified Public Accountant, Ms. Duarte holds a BS in Accounting from Florida Atlantic University.

In connection with Ms. Duarte’s appointment, the Board approved the following compensation arrangements for Ms. Duarte as of the Effective Date: (1) an annual base salary of $500,000; and (2) an annual target cash bonus of $250,000, which represents 50% of her annual base salary, although for 2023 the amount will be pro-rated for the portion of the year worked. Additionally, in connection with the commencement of Ms. Duarte’s employment, the Company granted Ms. Duarte an inducement award consisting of (i) a non-statutory stock option to purchase 800,000 shares of the Company’s common stock (the “Inducement Option”), (ii) restricted stock units consisting of 50,000 shares of the Company’s common stock (the “Inducement RSUs”), and (iii) a non-statutory stock option to purchase up to 500,000 shares of the Company’s common stock based upon the achievement of certain common stock price goals (the “Inducement PSO”). The Inducement Option and Inducement PSO each have an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as of the grant date, which is the Effective Date. The Inducement Option has a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Ms. Duarte’s continuous service through each vesting date. The Inducement RSUs vest as to 25% of the shares subject to the Inducement RSUs on each of the first four anniversaries of the grant date, subject to Ms. Duarte’s continuous service through each such vesting date. The Inducement PSO has a 10-year term and vests as to a certain number of shares of the Company’s common stock upon achievement of certain stock price goals during Ms. Duarte’s employment with the Company and during the term of the Inducement PSO, subject to Ms. Duarte’s continuous service through each such vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), the inducement award grants were approved by the Board and the Company’s Compensation Committee of the Board and were made as a material inducement to Ms. Duarte entering into employment with the Company and outside of the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Plan”), but pursuant to the terms of the 2007 Plan as if the inducement awards were granted under the 2007 Plan.

There are no arrangements or understandings between Ms. Duarte and any other persons pursuant to which she was selected as Chief Financial Officer. There are no family relationships between Ms. Duarte and any director or executive officer of the Company. There are no related party transactions between the Company and Ms. Duarte that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Press Release announcing the foregoing is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: June 23, 2023	/s/ David Szekeres
David Szekeres Executive Vice President, Chief Operating Officer